UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 11, 2004 (November 10, 2004)

ENTRADA NETWORKS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26952	33-0676350
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation	File Number)	Identification No.)

5755 Oberlin Drive, Suite 204, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(858) 597-1102

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On November 10, 2004, we entered into a Letter of Engagement (the "Letter of Engagement") with Trilogy Capital Partners, Inc. ("Trilogy"). Pursuant to the Letter of Engagement, Trilogy agreed to implement a marketing program regarding our technology, and, to the extent we request, to assist us in business development and capital raising and to provide strategic advisory and investor relations services. The Letter of Engagement has an initial term of 6 months and is terminable by us or Trilogy at any time thereafter upon 30 days’ prior written notice.

In consideration for the services to be provided by Trilogy, we agreed to pay Trilogy $10,000 per month and we issued to Trilogy a warrant to purchase up to 10,000,000 shares of our Common Stock at a per share exercise price of $0.12 (the "Warrant"). As long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Trilogy will not be entitled to exercise the Warrant to purchase shares of our Common Stock in an amount that, immediately following such purchase, would result in Trilogy beneficially owning 5% or more of our outstanding shares of Common Stock. The Warrant is exercisable on the earlier of January 1, 2005 or the effective date of the registration statement, if any, under which the shares of Common Stock underlying the Warrant are registered. The Warrant expires on November 30, 2006. If we determine to register shares of our Common Stock for sale in connection with a public offering, Trilogy is entitled to include the shares of Common Stock underlying the Warrant, subject to certain limitations set forth in the Warrant.

Descriptions in this Current Report of the Letter of Engagement and the Warrant are incomplete and are qualified in their entirety by reference to copies of such documents which are filed or incorporated herewith as Exhibits 10.1 and 10.2, respectively, which exhibits are incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities.

On November 10, we issued a warrant to Trilogy Capital Partners, Inc. ("Trilogy") to purchase up to 10,000,000 of our shares of Common Stock at a per share exercise price of $0.12 (the "Warrant"). We issued the Warrant in consideration for certain services Trilogy will provide us, as more fully described in Item 1.01 above. As long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Trilogy will not be entitled to exercise the Warrant to purchase shares of our Common Stock in an amount that, immediately following such purchase, would result in Trilogy beneficially owning 5% or more of our outstanding shares of Common Stock. The Warrant is exercisable on the earlier of January 1, 2005 or the effective date of the registration statement, if any, under which the shares of Common Stock underlying the Warrant are registered, subject to Trilogy’s payment of the applicable exercise price and compliance with the other terms and conditions set forth in the Warrant. The Warrant expires on November 30, 2006. If we determine to register shares of our Common Stock for sale in connection with a public offering, Trilogy is entitled to include the shares of Common Stock underlying the Warrant, subject to certain limitations set forth in the Warrant.

We relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), as the basis for exempting the issuance of the Warrant from the registration requirements of Section 5 of the Securities Act. We did not engage in any general solicitation or advertising in issuing the Warrant, and the issuance of the Warrant did not involve a public offering. Trilogy represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of acquiring the Warrant and the shares of our Common Stock underlying the Warrant and protecting its interests in connection with the transaction. Trilogy may not sell or transfer all or any portion of the Warrant to any person other than an affiliate of Trilogy without our consent and the certificates representing the shares of our Common Stock underlying the Warrant will contain a legend notifying Trilogy that such shares may be transferred only in compliance with federal securities laws.

Item 9.01.    Financial Statements and Exhibits

(c)   Exhibit Number    Description
10.1	Letter of Engagement dated November 10, 2004 by and between Entrada Networks, Inc. and Trilogy Capital Partners, Inc.
10.2	Warrant dated November 10, 2004 issued by Entrada Networks, Inc. to Trilogy Capital Partners, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRADA NETWORKS, INC.

Date: November 12, 2004 /s/ Davinder Sethi
Davinder Sethi, Ph.D.
Chief Financial Officer
Principal Accounting Officer